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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[ X] Form 4 Transactions Reported

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1. Name and Address of Reporting Person*

Radcliffe                           Donald                    S.
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   (Last)               (First)                 (Middle)

575 Madison Avenue, Suite 1006
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                                    (Street)

New York                                    NY                         10022
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   (City)                           (State)                           (Zip)


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2. Issuer Name and Ticker or Trading Symbol


SVI Holdings, Inc. (SVI)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

03/99
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   [ X ]   Director                             [   ]   10% Owner
   [   ]   Officer (give title below)           [   ]   Other (specify below)



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7. Individual or Joint/Group Filing
   (Check applicable line)

   [ X ] Form filed by one Reporting Person
   [   ] Form filed by more than one Reporting Person


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             & 4)           (Instr.4) (Instr. 4)
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
Common Stock                          02/01/99       C4              18,000      A      $2.00     20,100        I     By Madison
                                                                                                                      Avenue Leasing
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Common Stock                          02/01/99       D                2,400      D      $15.00    20,100        I     By Madison
                                                                                                                      Avenue Leasing
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Common Stock                          02/01/99       J (Note 1)       7,000      D        --      20,100        I     By Madison
                                                                                                                      Avenue Leasing
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Common Stock                          02/01/99       J (Note 2)       4,000      D        --      20,100        I     By Madison
                                                                                                                      Avenue Leasing
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Common Stock                          02/01/99       J (Note 2)       4,000      A        --     246,700        D
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Common Stock                          02/01/99       J (Note 3)       4,000      D        --      20,100        I     By Madison
                                                                                                                      Avenue Leasing
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Common Stock                          02/01/99       J (Note 3)       2,000      A        --       8,100        I     Represents 50%
                                                                                                                      by Hammond
                                                                                                                      Street
                                                                                                                      Investors, a
                                                                                                                      limited
                                                                                                                      partnership
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
*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                  Page 1 of 2
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FORM 5 (continued)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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
Options                                                                        Common
to Purchase         $6.125   11/18/98 A         5,000        11/18/98 11/18/01 Stock      5,000  *         5,000    D
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Options
to Purchase         $2.00    02/01/99 C4              18,000 10/01/97 09/30/00 Common   18,000   **       32,000    I        By
                                                                               Stock                                         Madison
                                                                                                                             Avenue
                                                                                                                             Leasing
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
Explanation of Responses:
*Incentive compensation
**Compensation for Services

Note 1: Madison Avenue Leasing distributed 7,000 of the acquired shares to two of its shareholders who are not affiliated with the reporting person

Note 2: Madison Avenue Leasing distributed 4,000 of the acquired shares to the reporting person

Note 3: Madison Avenue Leasing distributed 4,000 of the acquired shares to Hammond Street Investors, a limited partnership in whichpersoneporting


/s/ David L. Reese, as attorney in fact for Donald S. Radcliffe  May 14, 1999
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

     Alternatively, this Form is permitted to be submitted to the Commission in electronic format at the option of the reporting person pursuant to Rule 101(b)(4) of Regulation S-T.

                                  Page 2 of 2